Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of our report dated September 24, 2004, relating to the financial statements and financial highlights, which appears in the July 31, 2004 Annual Reports to Shareholders of AllianceBernstein International Premier Growth Fund, Inc., which are also incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights for the AllianceBernstein International Research Growth Fund, Inc.", "Shareholder Services - Statements and Reports", and "Financial Statements and Report of Independent Registered Public Accounting Firm" in such Registration Statement.




/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

New York, New York
March 22, 2005